Exhibit 10.1

AMENDMENT TWO TO EMPLOYMENT AGREEMENT

This Amendment Two To Employment Agreement (“Amendment Two”), dated as of February 16, 2007, is an amendment to that certain Employment Agreement dated as of July 26, 2005 (as previously amended on November 8, 2005, the “Agreement”), by and between i2 Technologies, Inc. (the “Company”) and Michael J. Berry (the “Employee”), collectively referred to as the “Parties.” Undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

The Parties hereby amend the Agreement as follows:

1. Section 1.4.7 of the Agreement is deleted in its entirety and replaced with:

“Section 1.4.7 Relocation Terms and Benefits-Resolution. The Parties acknowledge that the Company has purchased from Employee the Dayton, Ohio residence of Employee for an amount equal to $700,000 (the “House Purchase Price”). In addition, the Parties agree that Company will pay to Employee an amount equal to $100,000 (the “Cash Payment”) in cash and shall issue to Employee, for no additional consideration, 3,940 shares of common stock, par value $.00025 per share, of the Company (“Common Stock”), which number of shares of Common Stock are valued at approximately $100,000 based on a closing price of $25.38 per share as of the close of trading on February 15, 2007. In the event that Employee voluntarily terminates his employment with the Company on or before August 16, 2007, Employee agrees to (i) transfer to the Company, without consideration, all of the 3,940 shares of Common Stock issued pursuant to this Section 1.4.7 and (ii) reimburse to the Company an amount equal to 100% of the total amount of housing allowances and commuting and other relocation expenses (collectively, “Relocation Expenses”) paid by the Company to Employee pursuant to this Section 1.4.7 prior to the date of this Amendment Two. If Employee voluntarily terminates his employment with the Company after August 16, 2007 but on or before August 16, 2008, Employee agrees to (i) transfer to the Company, without consideration, 1,970 shares of the Common Stock issued pursuant to this Section 1.4.7 and (ii) reimburse to the Company an amount equal to 50% of the total amount of Relocation Expenses paid by the Company to Employee pursuant to this Section 1.4.7 prior to the date of this Amendment Two. For the avoidance of doubt, for purposes of the previous two sentences, Employee shall not be required to reimburse to the Company the House Purchase Price or the Cash Payment in the event of any voluntary termination. For purposes of this Section 1.4.7, the termination date shall be the last day worked by Employee, not the day on which Employee gives notice to resign. Unless other payment arrangements are made to reimburse i2 in a timeframe agreeable to the Company, Employee authorizes the Company to deduct any monies due to the Company from Employee’s pay or other monies due to Employee.”

2. For the avoidance of doubt, the Parties agree that Employee’s housing allowance and tax gross-up, as set forth in the related Amendment One to Employment Agreement, shall be discontinued as of the date of this Amendment Two.

Other than as set forth above, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment Two on and as of the day and year first above written.

i2 Technologies, Inc.

/s/ John Harvey John Harvey
Vice President and General Counsel

Employee

/s/ Michael J. Berry Michael J. Berry
Executive Vice President of Finance and Accounting and Chief Financial Officer